EXHIBIT 99.1


                         BRIDGE CAPITAL HOLDINGS REPORTS
               FINANCIAL RESULTS FOR QUARTER AND SIX MONTHS ENDED
                                 JUNE 30, 2005


                               NET INCOME UP 121%
                          RETURN ON EQUITY EXCEEDS 15%
                       TOTAL ASSETS APPROACH $500 MILLION


SAN JOSE, CA - JULY 21, 2005 - Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, Silicon Valley's full-service professional business bank, today announced financial results for the quarter and six months ended June 30, 2005.

The Company reported net income of $1,379,000, or $0.21 per diluted share, in the three months ended June 30, 2005. The second quarter result represented improvement of $755,000, or 121%, compared to net income of $624,000, or $0.09 per diluted share, in the same period one year ago.

Net income for the six months ended June 30, 2005 was $2,336,000, or $0.35 per diluted share, compared to $1,090,000, or $0.17 per diluted share, in the first six months of 2004. Net income for the first half of 2005 represented an increase of $1,246,000, or 114%, over the same period of 2004.

Return on average assets (ROA) for the second quarter of 2005 was 1.20%, which compared to 0.74% for the same period in 2004. For the six months ended June 30, 2005 the Company's ROA was 1.10%, up from 0.70% in the same period one year earlier.

Return on average equity (ROE) for the second quarter of 2005 was 15.84%, which compared to 8.16% for the second quarter of 2004. For the six months ended June 30, 2005 the Company's ROE was 13.71%, up from 7.42% in the same period one year ago.

 "We are very pleased with the progress represented in these second quarter results," said Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank, "The combination of our fundamental strategy to focus on business banking and disciplined execution of our business plan continues to produce good results in the banking marketplace."

The Company reported total assets at June 30, 2005 of $498.5 million, compared to $340.1 million on the same date one year ago, which represented an increase of $158.4 million, or 47%. Total assets at June 30, 2005 represented growth of $96.7 million, or 24%, over $401.8 million at December 31, 2004.

The Company's total deposits increased $139.8 million, or 46%, to $446.3 million as of June 30, 2005, compared to total deposits of $306.5 million as of June 30, 2004. Deposits at June 30, 2005 represented growth of $93.8 million, or 27%, compared to $352.5 million at December 31, 2004.

The Company reported total loans outstanding at June 30, 2005 of $349.0 million, which represented an increase of $115.9 million, or 50%, over $233.1 million for the same date last year. Loans at June 30, 2005 represented growth of $54.4 million, or 19%, over $294.6 million at December 31, 2004.


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Net interest income of $6.3 million for the quarter ended June 30, 2005 represented an increase of $2.5 million, or 68%, over $3.7 million reported for the same quarter one year earlier. For the six months ended June 30, 2005, net interest income of $11.7 million represented growth of $4.8 million, or 69%, over $6.9 million for the first six months of 2004. Growth in net interest income was attributed to growth in average earning assets, increased balance sheet leverage and the impact of higher short-term interest rates.

Growth in average earning assets was the primary driver of growth in net interest income. Average earning assets were $420.2 million and $392.2 million, respectively, for the three and six months ended June 30, 2005, compared to $314.1 million and $296.9 million, respectively, for the same periods one year earlier.

Net interest income also benefited from higher balance sheet leverage in the three and six month periods ended June 30, 2005 when compared to the same periods in 2004. The Company's average loan to deposit ratio, a measure of leverage, for the three months ended June 30, 2005 was 81.9% compared to 73.5% in the same quarter one year earlier. For the six months ended June 30, 2005, the average loan to deposit ratio was 85.1% compared to 75.0% one year earlier. In addition, increases in short-term interest rates also contributed to growth in net interest income since the interest rate earned on a majority of the Bank's loan portfolio adjusts with the prime rate. As such, and based on the nature of the Company's balance sheet, net interest income would be expected to benefit over time from increases in the prime rate.

The higher balance sheet leverage together with increases in short-term interest rates resulted in improvement of net interest margin to 5.99% and 6.02%, respectively, for the quarter and six months ended June 30, 2005, compared to 4.78% and 4.71%, respectively, for the same periods in 2004.

The Company's non-interest income for the second quarter and six months ended June 30, 2005 was $1,136,000 and $1,920,000, respectively, compared to $779,000 and $1,901,000, respectively, for the three and six months ended June 30, 2004. Non-interest income is primarily comprised of gains realized on sales of SBA loans.

Taken together, net interest income and non-interest income comprise total revenue of $7.4 million for the three months ended June 30, 2005 compared to $4.5 million for the same period one year earlier, representing an increase of $2.9 million, or 64%. For the six months ended June 30, 2005, total revenue of $13.6 million represented an increase of $4.8 million, or 54%, over $8.8 million for the first six months of 2004. Growth in total revenue contributed to improvement in the Company's efficiency ratio, which improved to 62.6% and 65.7%, respectively, for the quarter and six months ended June 30, 2005 from 68.4% and 70.2%, respectively, for the same periods in 2004.

The Company provided $429,000 and $762,000, respectively, to the allowance for loan losses for the three and six months ended June 30, 2005, compared to $369,000 and $774,000, respectively, provided in the same periods one year earlier. Gross non-performing assets were 0.41% of gross loans at June 30, 2005, compared to 0.47% on the same date one year earlier. Net of U.S. Government guarantees on Small Business Administration loans, non-performing assets were 0.14% of gross loans, the same as one year ago. At June 30, 2005, the allowance represented 1.40% of gross loans, compared to 1.41% on the same date one year earlier.

Noninterest expenses were $4.6 million and $9.0 million for the three and six months ended June 30, 2005, compared to $3.1 million and $6.2 million, respectively, for the three and six months ended June 30 2004. The increases in noninterest expenses for the quarter and year to date reflect the impact of continued expansion of the business including costs associated with the launch of the new Technology Banking, International Banking, and Bridge Investment Services lines of business and the new East Bay loan production office.

"We are particularly pleased to achieve the second quarter results following a period of significant investment as we expanded our product and service capabilities," said Thomas A. Sa, Executive Vice President and Chief Financial Officer, "The quarter continues our record of striving to balance improvement in operating results with investment in people, products and services to compete effectively in a very challenging market."


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At June 30, 2005, shareholders' equity of the Company was $35.8 million, up from
$30.9 million for the same date one year earlier. In addition, in December 2004, the Company completed a $12 million offering of trust preferred securities to supplement tier one capital. As a result, the Company's total risk-based capital, tier one capital, and leverage ratios of 12.8%, 11.6% and 11.2%, respectively, were all substantially above minimum regulatory standards for "well-capitalized" institutions.

Bridge Bank, headquartered in Silicon Valley, now has a presence in nine business markets throughout California. In addition to its newly established Technology Banking Division, the Bank operates two full-service commercial banking offices in San Jose and Palo Alto, a commercial loan production office in the East Bay, the Bridge Capital Finance-offering structured, asset-based, and factored loans - loan production office in Santa Clara, a Small Business Administration loan production office in Sacramento, and four Small Business Administration loan sales representatives in the Fresno, Bakersfield, Orange County, and San Diego business markets.



ABOUT BRIDGE CAPITAL HOLDINGS

Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and is listed on The NASDAQ Stock Market under the trading symbol BBNK. Visit Bridge Capital Holdings on the web at www.bridgecapitalholdings.com.


ABOUT BRIDGE BANK, N.A.

Bridge Bank, N.A. is Silicon Valley's full-service professional business bank. The bank is dedicated to meeting the financial needs of small and middle market, and emerging technology businesses, in the Silicon Valley, Palo Alto, San Ramon-Pleasanton, Sacramento, San Diego, Bakersfield, Fresno, and Orange County business communities. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. Visit Bridge Bank on the web at www.bridgebank.com.


                           FORWARD LOOKING STATEMENTS

CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND ARE SUBJECT TO THE SAFE HARBORS CREATED BY THAT ACT. FORWARD-LOOKING STATEMENTS DESCRIBE FUTURE PLANS, STRATEGIES, AND EXPECTATIONS, AND ARE BASED ON CURRENTLY AVAILABLE INFORMATION, EXPECTATIONS, ASSUMPTIONS, PROJECTIONS, AND MANAGEMENT'S JUDGMENT ABOUT THE BANK, THE BANKING INDUSTRY AND GENERAL ECONOMIC CONDITIONS. THESE FORWARD LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED, SUGGESTED OR IMPLIED BY THE FORWARD LOOKING STATEMENTS.



THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO: (1) COMPETITIVE PRESSURES IN THE BANKING INDUSTRY; (2) CHANGES IN INTEREST RATE ENVIRONMENT; (3) GENERAL ECONOMIC CONDITIONS, NATIONALLY, REGIONALLY, AND IN OPERATING MARKETS;
(4) CHANGES IN THE REGULATORY ENVIRONMENT; (5) CHANGES IN BUSINESS CONDITIONS AND INFLATION; (6) CHANGES IN SECURITIES MARKETS; (7) FUTURE CREDIT LOSS EXPERIENCE; (8) THE ABILITY TO SATISFY REQUIREMENTS RELATED TO THE SARBANES-OXLEY ACT AND OTHER REGULATION ON INTERNAL CONTROL; (9) CIVIL DISTURBANCES OR TERRORIST THREATS OR ACTS, OR APPREHENSION ABOUT THE POSSIBLE FUTURE OCCURRENCES OF ACTS OF THIS TYPE; AND (10) THE INVOLVEMENT OF THE UNITED STATES IN WAR OR OTHER HOSTILITIES.



THE READER SHOULD REFER TO THE MORE COMPLETE DISCUSSION OF SUCH RISKS IN BRIDGE CAPITAL HOLDING'S ANNUAL REPORTS ON FORMS 10-K AND 10-Q ON FILE WITH THE SEC.


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


                             BRIDGE CAPITAL HOLDINGS

                                                      Three months ended                           Six months ended
                                           ________________________________________      ______________________________________
                                                                         % Increase                                  % Increase
                                            6/30/05        6/30/04       (Decrease)      6/30/05       6/30/04       (Decrease)
                                           _________      _________      __________      ________      ________      __________

OPERATING RESULTS:

      Interest income                      $   7,915      $   4,397         80.0%        $ 14,530      $  8,270          75.7%
      Interest expense                         1,637            655        149.9%           2,825         1,337         111.3%
                                           _________      _________                      ________      ________
         Net interest income                   6,278          3,742         67.8%          11,705         6,933          68.8%

      Provision for loan losses                  429            369         16.3%             762           774          -1.6%

      Noninterest income                       1,136            779         45.8%           1,920         1,901           1.0%
      Noninterest expense                      4,642          3,094         50.0%           8,957         6,209          44.3%
                                           _________      _________                      ________      ________
         Income before tax                     2,343          1,058        121.5%           3,906         1,851         111.0%

      Prov for Income Taxes                      964            434                         1,570           761
                                           _________      _________
      Net income                           $   1,379      $     624        120.9%        $  2,336      $  1,090         114.3%
                                           =========      =========                      ========      ========
      Per share:
         Basic                             $    0.22      $    0.10        117.3%        $   0.38      $   0.18         111.1%
                                           =========      =========                      ========      ========
         Diluted                           $    0.21      $    0.09        118.0%        $   0.35      $   0.17         111.6%
                                           =========      =========                      ========      ========
      Ratios:
      ROAA                                      1.20%          0.74%                         1.10%         0.70%
      ROAE                                     15.84%          8.16%                        13.71%         7.42%
      Net interest margin                       5.99%          4.78%                         6.02%         4.71%
      Efficiency                               62.61%         68.44%                        65.74%        70.29%
      ALLL/gross loans                          1.40%          1.41%
      NPA/gross loans                           0.41%          0.47%
      Risk-based capital                       12.80%         13.47%
      Average loans/deposits                   81.85%         73.52%
      Shares outstanding                       6,166          6,052
      Book value per share                 $    5.81      $    5.03

BALANCE SHEET
                                            6/30/05        6/30/04
                                           _________      _________
      End of Period
      Assets                               $ 498,480      $ 340,097         46.6%
      Deposits                               446,294        306,453         45.6%
      Gross loans                            349,000        233,115         49.7%
      Allowance for loan losses                4,886          3,290         48.5%
      Shareholders' equity                    35,804         30,901         15.9%

      Average-qtr
      Assets                               $ 460,265      $ 336,089         36.9%
      Earning assets                         420,231        314,126         33.8%
      Deposits                               408,955        302,918         35.0%
      Gross loans                            334,713        222,718         50.3%
      Allowance for loan losses                4,615          3,027         52.5%
      Shareholders' equity                    34,929         30,670         13.9%

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